Exhibit 1.37

GV/aj

ARTICLES OF ASSOCIATION of
Buhrmann Office Products Nederland B.V.,
having its official seat in Amsterdam.

23 April 2002.

Office translation of the complete text of the Articles of Association of Buhrmann Office Products Nederland B.V., having its official seat in Amsterdam, as they read after the deed of amendment executed on 23 April 2002 before G.W.Ch. Visser, civil law notary in Amsterdam, in respect of which a ministerial statement of no objections was granted on 15 April 2002, under number B.V. 173.870.

In preparing the attached document, an attempt has been made to translate as literally as possible without jeopardizing the overall continuity of the text. Inevitably, however, differences may occur in translation, and if they do, the Dutch text will govern by law.

In the attached document, Dutch legal concepts are expressed in English terms and not in their original Dutch terms; the concepts concerned may not be identical to concepts described by the English terms as such terms may be understood under the laws of other jurisdictions.

ARTICLES OF ASSOCIATION:

Name and official seat.

Article 1.

1.                             The Company’s name is:
Buhrmann Office Products Nederland B.V.

2.                             The official seat of the Company is in Amsterdam.

Objects.

Article 2.

The objects of the Company are:

(a)                        the sale and trade of office supplies, computer hardware and computer accessories, software packages, audio products and video products, both directly to end users and trough intermediaries;

(b)                       the storage and distribution of the foregoing products;

(c)                        to participate in, to cooperate with, to finance and to manage other companies;

(d)                       to provide security and to pledge itself otherwise for the debts of third parties; and to do all that is connected therewith or may be conducive thereto, all to be interpreted in the widest sense.

Authorised capital.

Article 3.

1.                             The authorised capital of the Company is eighty thousand euro (EUR 80,000).

2.                             The authorised capital of the Company is divided into eight hundred (800) shares with a nominal value of one hundred euro (EUR 100) each.

3.                             All shares are to be registered. No share certificates shall be issued.

Minimum shareholders’ equity.

Article 4.

If the sum of the paid and called up part of the capital and the reserves, which must be maintained by virtue of any other statutory provision than Section 2:178 subsection 3 of the Dutch Civil Code is less than the minimum capital as last set, then the Company must maintain a reserve amounting to the difference.

Register of shareholders.

Article 5.

1.                             The Management Board shall keep a register of shareholders in which the names and addresses of all shareholders are recorded, showing the date on which the shares were acquired, the date of acknowledgement by or serving on the Company, and the nominal value paid up on each share.

2.                             Section 2:194 of the Dutch Civil Code applies to the register of shareholders.

Issuance of shares. Notarial deed.

Article 6.

1.                             The issuance of shares shall be effected pursuant to a resolution of the general meeting of shareholders - hereinafter referred to as: the General Meeting.

2.                             The issuance of a share shall furthermore require a deed drawn up for that purpose in the presence of a civil law notary registered in the Netherlands to which those involved are party.

3.                             Upon issuance of shares, each shareholder shall have a right of pre-emption in proportion to the aggregate nominal amount of his shares, subject to the limitations set by law.

4.                             Shareholders shall have a similar right of pre-emption if options are granted to subscribe for shares.

5.                             Prior to each single issuance the right of pre-emption may be limited or excluded by the body of the company competent to issue.

6.                             The full nominal amount of each share must be paid in on issue. However, it may be stipulated that a part of the nominal amount not exceeding three fourths thereof need not be paid until it is called in by the company.

Own shares.

Article 7.

1.                             The Company may acquire fully paid in shares in its own capital or depositary receipts thereof, with due observance of the limitations prescribed by law.

2.                             The Company may grant loans with a view to a subscription for or an acquisition of shares or depositary receipts thereof, but not in excess of the amount of the Company’s distributable reserves.

Transfer of shares. Rights of shareholders. Usufruct in shares. Pledging of shares. Depositary receipts.

Article 8.

1.                             The transfer of a share or the transfer of a right in rem thereon shall require a deed drawn up for that purpose in the presence of a civil law notary registered in the Netherlands to which those involved are party.

2.                             Unless the company itself is party to the legal act, the rights attached to the share can only be exercised after the company has acknowledged said legal act or said deed has been served on it in accordance with the relevant provisions of the law.

3.                             If a usufruct in a share is created, the voting rights attributable to such share may not be assigned to the usufructuary.

4.                             If a pledge on a share is created, the voting rights attributable to such share may be assigned to the pledgee with due observance of the relevant provisions of the law. Both the shareholder without the voting rights and the pledgee with voting rights have the rights conferred by law upon the holders of depositary receipts issued for shares with the cooperation of the Company - hereinafter the DRH-rights. The DRH-rights may also be assigned to the pledgee without the voting rights, but only if approved by the General Meeting and with due observance with the relevant provisions of the law.

5.                             The Company shall not cooperate in the issuance of depositary receipts for shares.

Share transfer restrictions (Offer to co-shareholders).

Article 9.

1.                             Any shareholder wishing to transfer one or more shares, shall first offer to sell those shares to his co-shareholders in accordance with the provisions of this article. The obligation to make this offer is not applicable if, either all shareholders have given their written approval to the proposed transfer, which approval shall be valid for a period of three months, or a shareholder is obligated by law to transfer his shares to a prior shareholder.

2.                             The price at which the shares can be purchased by the other shareholders shall be agreed between the offeror and his co-shareholders. Failing agreement between the parties the price shall be set by an independent expert on request by the most willing party to be appointed by the chairman of the Chamber of Commerce and Industries where the Company is registered in the Commercial Register, unless the expert is appointed by the parties by mutual consent. The expert referred to in the preceding sentence shall be authorized to inspect all books and records of the company and to obtain all such information as will be useful for his setting the price.

3.                             If the co-shareholders together are interested in purchasing more shares than have been offered, the offered shares shall be distributed among them as far as possible in proportion to the shareholding of each interested party. However no interested party shall thus acquire more shares than he has applied for.

4.                             The offeror remains entitled to withdraw his offer, provided he does so within one month after he is informed to which interested parties he can sell all the shares included in the offer and at what price.

5.                             If it is established that the co-shareholders do not accept the offer or that not all shares included in the offer shall be purchased against payment in cash, the offeror shall be free to transfer the shares within three months thereafter to whomsoever he wishes.

6.                             The company itself as holder of one or more shares shall be entitled to apply for the offered shares only with the consent of the offeror.

Management Board.

Article 10.

1.                             The management of the company shall be constituted by a Management Board consisting of one of more Managing Directors.

2.                             Managing Directors are appointed by the General Meeting.

3.                             A Managing Director may be suspended or removed by the General Meeting at any time.

4.                             The authority to establish remuneration and other conditions of employment for Managing Directors is vested in the General Meeting.

Duties. Decision-making process. Allocation of duties.

Article 11.

1.                             Subject to the restrictions imposed by these Articles of Association the Management Board shall be entrusted with the management of the Company.

2.                             The Management Board may establish rules regarding its decision-making process.

3.                             The Management Board shall establish the duties which each Managing Director shall be particularly responsible for and submit such allocation of duties to the General Meeting.

Representation.

Article 12.

1.                             The Company shall be represented by the Management Board. If two of more Managing Directors are in office, two Managing Directors, acting jointly, as well as one Managing Director and an officer as mentioned in paragraph 2, acting jointly, are also authorised to represent the Company.

2.                             The Management Board may appoint officers with general or limited power to represent the Company. Each officer shall be competent to represent the Company, subject to the restrictions imposed on him. The Management Board shall determine each officer’s title.

3.                             In the event of a conflict of interest between the Company and a Managing Director, the Company shall be represented by the other Managing Directors. If one Managing Director is in office the Company shall be represented by the person to be designated by the General Meeting.

4.                             Without regard to whether a conflict of interest exists or not, all legal acts of the Company vis-à-vis a holder of all of the shares, whereby the Company is represented by such shareholder, shall be put in writing. With regard to the foregoing sentence, shares held by the Company or its subsidiaries shall not be taken into account.

5.                             The provisions of paragraph 4 do not apply to legal acts which, under their agreed terms, form part of the normal course of business of the Company.

Restrictions decision-making authority.

Article 13.

1.                             The General Meeting may require Management Board resolutions to be subject to its approval. The Management Board shall be notified in writing of such resolutions, which shall be clearly specified.

2.                             The absence of approval by the General Meeting of a resolution referred to in paragraph 1 shall not affect the authority of the Management Board or the Managing Directors to represent the Company.

3.                             The Management Board shall comply with instructions regarding the general lines of the financial, social, economic and employment policies to be given by the General Meeting.

Vacancy or inability to act.

Article 14.

If a seat on the Management Board is vacant (‘ontstentenis’) or a Managing Director is unable to perform his duties (‘belet’), the remaining Managing Directors or Managing Director shall be temporarily entrusted with the management of the Company. If all seats on the Management Board are vacant or all Managing Directors or the sole Managing Director, as the case may be, are unable to perform their duties, the management of the Company shall be temporarily entrusted to the person designated by the General Meeting for this purpose year by year.

Financial year. Annual accounts.

Article 15.

1.                             The Company’s financial year shall be the calendar year.

2.                             Annually, not later than five months after the end of the financial year, save where this period is extended by the General Meeting by not more than six months by reason of special circumstances, the Management Board shall prepare annual accounts.

3.                             The General Meeting shall adopt the annual accounts. Unconditional adoption of the annual accounts shall serve to constitute a discharge of the Managing Directors for the management, insofar as such management is apparent from the annual accounts.

Profits.

Article 16.

1.                             The general meeting shall determine the allocation of the accrued profits.

2.                             Distributions of profits may be made only insofar as the net assets exceed the paid in and called up part of the capital plus the reserves which must be maintained by virtue of the law.

3.                             The General Meeting may subject to due observance of the provision of paragraph 2 resolve to pay an interim dividend and to make distributions at the expense of any reserve.

General meetings. Records.

Article 17.

1.                             Each year and not later than six months after the end of the financial year, the general meeting for the purpose of discussion and adoption of the annual accounts shall be held.

2.                             Other General Meetings of Shareholders shall be held as often as the Management Board, the Supervisory Board or shareholders and/or (other) persons with the DRH-rights representing at least one tenth of the issued capital, deem such necessary.

3.                             The notice of the General Meetings convened by the Management Board,

the Supervisory Board or shareholders and/or (other) persons with the DRH-rights representing at least one tenth of the issued capital, shall be sent to the addresses shown in the register of shareholders. The notice shall take place no later than on the fifteenth day prior to the date of the meeting.

4.                             As long as the entire issued capital is represented at a General Meeting, valid resolutions can be adopted on all subjects brought up for discussion, even if the formalities prescribed by law or by the articles of association for the convocation and holding of meetings have not been complied with, provided such resolutions are adopted unanimously.

5.                             The Management Board keeps a record of the resolutions made. If the management board is not represented at a meeting, the chairman of the meeting shall provide the Management Board with a transcript of the resolutions made as soon as possible after the meeting. The records shall be deposited at the offices of the Company for inspection by the shareholders and/or (other) persons with the DRH-rights. Upon request each of them shall be provided with a copy or an extract of such record at not more than the actual costs.

6.                             The General Meeting shall be held in the municipality of the Company’s official seat.

7.                             The general meeting shall itself appoint its chairman.

8.                             Each share confers the right to cast one vote.

9.                             Insofar as no greater majority is prescribed by law all resolutions shall be adopted by a majority of the votes cast.

Resolutions outside of meetings. Records.

Article 18.

1.                             Subject to the provisions of paragraph 3 of this Article, resolutions of shareholders may also be adopted in writing without recourse to a general meeting, provided they are adopted by unanimous vote of all shareholders entitled to vote. The expression in writing shall include any message transmitted by current means of communication and received in writing.

2.                             The Management Board shall keep a record of the resolutions thus made. Each of the shareholders must procure that the Management Board is informed in writing of the resolutions made in accordance with paragraph 1 as soon as possible. The records shall be deposited at the offices of the Company for inspection by the shareholders. Upon request each of them shall be provided with a copy or an extract of such record at not more than the actual costs.

3.                             The aforesaid manner of adopting resolutions shall not be possible if there are persons with DRH-rights.

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